Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2017 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 11, 2017 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2017 third quarter ended March 31, 2017. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2017 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2017

Net sales for the three months ended March 31, 2017 increased $1.4 million, or 28%, to $6.6 million from $5.2 million for the three months ended March 31, 2016, due primarily to the completion of an engineering project for a new product for one of our medical device customers allowing us to record approximately $750,000 in non-recurring engineering service revenue coupled with the shipment of the initial product order of both batteries and handpieces in the amount of approximately $600,000.

Gross profit for the three months ended March 31, 2017 increased $1.1 million, or 88%, to $2.5 million from $1.3 million for the same period in fiscal 2016.  The increase in gross profit is reflective of cost-cutting measures that were implemented during the second quarter of fiscal 2017.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2017 remained flat compared to the prior fiscal year’s corresponding quarter.  The prior year amounts included a $245,000 impairment charge related to the goodwill and long-lived intangibles of the Fineline Molds division.  The current quarter of fiscal 2017 did not have any similar impairment charges, but included bonus accruals, which were not accrued for in the prior fiscal year.

Income from continuing operations for the quarter ended March 31, 2017 increased by $209,000 to $703,000, compared to $494,000 in the corresponding quarter in fiscal 2016. Net income for the quarter ended March 31, 2017 was $888,000, or $0.22 per share, compared to $368,000, or $0.09 per share, for the corresponding quarter in fiscal 2016.

Nine Months Ended March 31, 2017

Net sales for the nine months ended March 31, 2017 increased $2.1 million, or 15%, to $16.3 million from $14.2 million for the nine months ended March 31, 2016, due primarily to increases in medical device product revenues, including the newly launched CMF driver discussed above, offset by reduced repair revenue and legacy dental product sales.

Gross profit for the nine months ended March 31, 2017 increased $1.6 million, or 43% compared to the same period in fiscal 2016.  The gross profit increase is due to increased net sales of 15% as well as improved margins due to our investment in machinery and equipment.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2017 increased 8% to $3.3 million from $3.0 million in the prior fiscal year’s corresponding period, reflecting primarily increased general and administrative expenses mostly related to bonus accruals and our ongoing litigation related to our former investment in real property located in Ramsey, Minnesota.

Income from continuing operations for the nine months ended March 31, 2017 was $4.1 million, compared to $903,000 for the corresponding period in fiscal 2016.  This increase also reflects the tax benefit recorded in the second quarter due to the release of the valuation allowance against our deferred tax assets. Net income for the nine months ended March 31, 2017 was $4.4 million, or $1.07 per share, compared to $633,000, or $0.15 per share, for the corresponding period in fiscal 2016.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our third quarter and year-to-date results as well as having released our newest medical device, which contains our patented adaptive torque-limiting technology.  We look forward to continuing our focus on our core medical device product and service revenue. Additionally, we recently invested in a medical device start-up company which, although long-term in nature, is an investment we believe will further enhance our technological capabilities and lead to additional manufacturing opportunities.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex's products are found in hospitals, dental offices, and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2017	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$3,699	$2,294
Investments	337	—
Accounts receivable, net of allowance for doubtful accounts of $4 and $20, at March 31, 2017 and June 30, 2016, respectively	3,885	1,469
Due from factor	—	1,419
Deferred costs	3	238
Assets held for sale	—	287
Other current assets	9	91
Inventory	2,975	3,364
Prepaid expenses	242	129
Total current assets	11,150	9,291
Equipment and leasehold improvements, net	1,504	1,222
Deferred income taxes	2,232	—
Goodwill	112	112
Intangibles, net	320	451
Other assets	71	71
Total assets	$15,389	$11,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$946	$841
Accrued expenses	1,157	1,076
Deferred revenue	59	212
Notes payable	25	26
Income taxes payable	133	1
Capital lease obligations	32	—
Total current liabilities	2,352	2,156
Deferred rent, net of current portion	—	68
Notes and capital leases payable, net of current portion	76	46
Total non-current liabilities	76	114
Total liabilities	2,428	2,270
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,014,186 and 4,052,987 shares issued and outstanding at March 31, 2017 and June 30, 2016, respectively	17,704	17,988
Accumulated deficit	(4,743)	(9,111)
Total shareholders’ equity	12,961	8,877
Total liabilities and shareholders’ equity	$15,389	$11,147

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

Net sales	$6,618	$5,176	$16,346	$14,199
Cost of sales	4,156	3,863	11,150	10,557
Gross profit	2,462	1,313	5,196	3,642

Operating expenses:
Selling expenses	132	171	439	564
General and administrative expenses	725	420	1,894	1,407
Impairment of goodwill and long-lived assets	—	245	113	245
Research and development costs	257	301	839	829
Total operating expenses	1,114	1,137	3,285	3,045

Operating income	1,348	176	1,911	597
Interest expense	(3)	(10)	(10)	(36)
Interest income	8	—	19	—
Gain from sale of Investment in Ramsey Property	—	340	—	340
Gain from disposal of equipment	—	4	3	18

Income from continuing operations before income taxes	1,353	510	1,923	919
Income tax (expense) benefit	(650)	(16)	2,202	(16)

Income from continuing operations	703	494	4,125	903
Income (loss) from discontinued operations, net of income taxes	185	(126)	243	(270)
Net income	$888	$368	$4,368	$633
Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments, net of income taxes	6	—	—	—
Comprehensive income	$894	$368	$4,368	$633

Basic net income per share:
Income from continuing operations	$0.17	$0.12	$1.02	$0.22
Income (loss) from discontinued operations	0.05	(0.03)	0.06	(0.07)
Net income	$0.22	$0.09	$1.08	$0.15
Diluted net income per share:
Income from continuing operations	$0.17	$0.12	$1.01	$0.22
Income (loss) from discontinued operations	0.05	(0.03)	0.06	(0.07)
Net income	$0.22	$0.09	$1.07	$0.15

Weighted average common shares outstanding:
Basic	4,021	4,151	4,047	4,145
Diluted	4,055	4,195	4,085	4,169
Common shares outstanding	4,014	4,152	4,014	4,152

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,368	$633
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	418	481
Gain on sale of investment in Ramsey	—	(340)
Gain on disposal of equipment	(3)	(18)
Gain on sale of OMS	(327)	—
Share-based compensation	3	4
Impairment of goodwill and long-lived assets	113	245
Deferred income tax benefit	(2,232)	—
Bad debt recovery	(16)	(18)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(981)	(1,382)
Deferred costs	235	730
Assets held for sale	(27)	—
Inventory	389	192
Prepaid expenses and other assets	(117)	—
Accounts payable, accrued expenses and deferred rent	118	(1,092)
Deferred revenue	(153)	(477)
Income taxes payable	132	3
Net cash provided by (used in) operating activities	1,920	(1,039)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(336)	—
Purchases of equipment and leasehold improvements	(552)	(106)
Investment in Ramsey property and related notes receivable	—	(87)
Proceeds from liquidation of Ramsey assets	86	1,970
Proceeds from sale of OMS	636	—
Proceeds from sale of equipment	3	18
Increase in intangibles	(20)	(1)
Net cash provided by (used in) investing activities	(183)	1,794

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(312)	(2)
Proceeds from Note Payable	—	500
Proceeds from exercise of options and ESPP contributions	24	27
Borrowings from Summit Loan	600	2,050
Repayments on Summit Loan	(600)	(2,050)
Principal payments on notes payable and capital lease	(44)	(525)
Net cash used in financing activities	(332)	—

Net increase in cash and cash equivalents	1,405	755
Cash and cash equivalents, beginning of period	2,294	697
Cash and cash equivalents, end of period	$3,699	$1,452